EXHIBIT 99

NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Tom Forrester
Mayfield Village, Ohio 44143	(440) 395-3434
http://www.progressive.com

PROGRESSIVE ANNOUNCES CHIEF FINANCIAL OFFICER
MAYFIELD VILLAGE, OHIO — September 29, 2006 — The Progressive Corporation today announced the appointment of Brian Domeck as the Chief Financial Officer effective March 1, 2007. Mr. Domeck, 47, who currently serves as the Demand Manager overseeing all media buying and sponsorships for the Progressive Direct Group of Insurance Companies, first joined Progressive full time in 1987 as a Controller in the former Central States Division. Mr. Domeck has served in various capacities since then, including Product Manager for several Midwestern states and General Manager for Kansas, Missouri, and Florida as well as Controller for Progressive Direct. Mr. Domeck started his professional career as a staff accountant with Ernst & Whinney in Cleveland after graduating from Duke University with a BA in Management Science and Accounting and before completing an MBA in Finance and Marketing from The Kellogg School at Northwestern University.
CEO and President Glenn Renwick said: “Over the last 19 years, Brian’s responsibilities have spanned line management, business controllership and process management, making him an ideal person to assume the CFO role from Tom Forrester next year. I have no doubt that Brian will continue in the spirit well established by Tom by adding to and challenging our business controls and plans, as well as furthering our reputation with shareholders and others for extraordinary credibility in financial reporting. Brian’s selection has been the result of an internal evaluation over the last six months and Tom and I are delighted by the process and outcome.”
The Progressive Group of Insurance Companies, in business since 1937, ranks third in the nation for auto insurance based on premiums written and provides drivers with competitive rates and 24/7, in-person and online service. The products and services of the Progressive Direct Group of Insurance Companies are marketed directly to consumers by phone at 1-800-PROGRESSIVE and online at www.progressivedirect.com through the Progressive Direct® brand. The Drive Group of Progressive Insurance Companies offers insurance through more than 30,000 independent insurance agencies that market their products and services through the Drive® Insurance from Progressive brand. For more information about Drive Insurance, go to www.driveinsurance.com. The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, are publicly traded at NYSE:PGR. More information can be found at www.progressive.com.